UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2018

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)

(651) 259-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2018, Cardiovascular Systems, Inc. (the “Company”) announced that Rhonda Robb has been appointed as the Company’s Chief Operating Officer.

Ms. Robb, age 50, served as Vice President and General Manager of the Heart Valve Therapies business at Medtronic from 2014 to 2018. From 2009 to 2014, Ms. Robb was Vice President and General Manager for Medtronic’s Catheter Based Therapies business. Ms. Robb has been employed by Medtronic since 1990 with several other leadership roles, including Vice President of Global Marketing, Coronary and Peripheral; Director Global Marketing, Heart Failure/High Power Therapies; and Director US Marketing, Cardiac Rhythm & Disease Management.

On January 12, 2018, the Company entered into an employment agreement with Ms. Robb (the “Employment Agreement”). The Employment Agreement provides for an initial base salary of $450,000, which base salary may be subject to review and adjustment by the Board of Directors from time to time. Ms. Robb is eligible to participate in all retirement plans and other employee benefits and policies, including paid time off, made available by the Company to its full-time employees, to the extent Ms. Robb meets the applicable eligibility requirements. Additionally, Ms. Robb is eligible to participate in the Company’s Executive Officer Severance Plan.

The Employment Agreement is terminable by either party at any time for any reason. Under the terms of the Employment Agreement, if Ms. Robb is terminated by the Company without cause or terminates her employment for good reason, as each is defined in the Employment Agreement, the Company will pay Ms. Robb an amount equal to 1.5 times her then current base salary (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. If Ms. Robb is terminated by the Company without cause or terminates her employment for good reason following a change in control, as defined in the Executive Officer Severance Plan, and before the second anniversary of the change in control, the Company will pay Ms. Robb an amount equal to 1.5 times the sum of her then current base salary plus the target bonus amount she was eligible to earn under the cash bonus plan then in effect (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. As a condition to receiving her severance benefits, Ms. Robb is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of the Company. The Employment Agreement also contains confidentiality, noncompetition and assignment of inventions provisions.

The Employment Agreement provides that Ms. Robb will be eligible to participate in the Company’s bonus programs for executive officers in effect from time to time. For the 12 month period ending June 30, 2018, Ms. Robb is eligible to receive cash incentive compensation pursuant to the Company’s Fiscal 2018 Executive Officer Bonus Plan, based on the Company’s achievement of revenue and adjusted EBITDA financial goals for such period. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. Target bonus amounts are weighted 50% for the revenue goal and 50% for the adjusted EBITDA goal. Target bonus level as a percentage of base salary for Ms. Robb is 90%. Depending upon the Company’s performance against the goals, Ms. Robb is eligible to earn up to 200% of each of the adjusted EBITDA and revenue portions of her target bonus amount. Ms. Robb’s bonus for fiscal year 2018 will be pro-rated for the portion of the year in which she is employed by the Company.

Ms. Robb will receive two grants of restricted stock under the Company’s 2017 Equity Incentive Plan, effective on the first day of Ms. Robb’s employment with the Company. One grant will be valued at $750,000 and will vest in equal installments of 1/3 on each of February 12, 2019, 2020 and 2021. The other grant will also be valued at $750,000 and will vest in full on February 12, 2021. These awards will accelerate and become fully vested upon a change of control. Beginning in fiscal 2019, Ms. Robb will be eligible for annual equity awards with a target value of 200% of her annual base salary. Ms. Robb will also receive a sign-on bonus of $450,000.

There are no family relationships between Ms. Robb and any director or executive officer of the Company. There are no relationships or related transactions between Ms. Robb and the Company that would be required to be reported under Item 404(a) of Regulation S-K. Ms. Robb was not appointed to the position of Chief Operating Officer pursuant to any agreement or understanding between Ms. Robb and any other person.

The foregoing description of the material terms of the Employment Agreement and compensation arrangements with Ms. Robb does not purport to be a complete description of such matters and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2018.

Item 8.01. Other Events.

On January 24, 2018, the Company issued a press release announcing the appointment of Ms. Robb as the Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release dated January 24, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 24, 2018

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer